Exhibit 99.1

NEWS RELEASE

CSL008004

02/11/08

Carlisle Companies Reports Fourth Quarter Earnings and Announces Management Reorganization

CHARLOTTE, NORTH CAROLINA, February 11, 2008… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $675.5 million for the quarter ended December 31, 2007, an 11% improvement over net sales of $608.7 million in the fourth quarter of 2006.  Organic sales growth of 4% was due primarily to increased sales volumes for Construction Materials.  The acquisition of Insulfoam, in April 2007, accounted for $39.4 million, or 6%, of sales growth in the fourth quarter.  The impact of foreign currency exchange rates on net sales growth was approximately 1% in the fourth quarter.  For the full year ended December 31, 2007, net sales were $2.88 billion, a 12% increase over net sales of $2.56 billion in 2006.  Organic growth of 7% was driven by increased sales volumes across all reporting segments.  The acquisition of Insulfoam contributed $125.4 million, or 5%, to sales growth as compared to last year.

Net income from continuing operations was $40.9 million, or $0.66 per diluted share, in the fourth quarter of 2007, an 8% increase as compared with $38.0 million, or $0.61 per diluted share, in the fourth quarter of 2006.  Income from continuing operations for the year ended December 31, 2007 was $213.0 million, or $3.40 per diluted share, as compared to $178.8 million, or $2.87 per diluted share, reported in 2006.  Income from continuing operations for the full year of 2007 included an after-tax gain of $29.9 million, or $0.48 per diluted share, on the sale of the Company’s interest in the European roofing company, Icopal, on July 31, 2007.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “2007 was another successful year for Carlisle with fourth quarter and full year sales growth in all of our segments. Income from continuing operations of $2.92 per diluted share, excluding the gain from the sale of Icopal of $0.48 per diluted share, exceeded our guidance range of $2.80 to $2.85 per diluted share. Our attention is now turned to the opportunities ahead. We have established a five year average sales growth target of 10% and have set our sights on achieving a 15% operating income margin by 2012. We plan to reach these goals through a combination of operating excellence and strategic growth.”  Roberts also commented that “While it is early in the year, we expect organic sales growth to be at least equal to 2007, and operating margin to improve over the prior year.”

“To help reach our goals, we are announcing key management changes that will be critical in achieving our long-term objectives,” continued Roberts. “Carlisle will be leveraging some of its existing management team in new responsibilities while adding to its management bench strength. First, Kevin Forster, formerly President, Carlisle Asia Pacific, will assume responsibilities as Group President for the Specialty Products Group which now includes the

Company’s braking businesses, power transmission belt business and refrigerated truck body business. Mike Popielec will serve as Group President of the Applied Technologies Group which includes Carlisle’s foodservice and wire and cable businesses, key growth platforms for the Company.  Mike’s focus will be on growth opportunities for these businesses as well as the integration of the recent acquisition of Dinex that is now part of the foodservice business. John Altmeyer will continue as Group President for the Construction Materials Group.”

“I am pleased to announce that Fred Sutter has joined Carlisle as Group President of the Transportation Products Group managing the tire and wheel business and the specialty trailer business,” stated Roberts. Sutter joins Carlisle from Graco Inc. where he most recently served as Vice President and General Manager of the Applied Fluid Technologies Division. During his tenure at Graco, Sutter also served as Vice President of the Industrial and Automotive Equipment Divisions and as Vice President, Asia Pacific and Latin America. Sutter joined Graco from the Emerson Process Group, a division of Emerson Electric. Sutter holds a B.S. in Electrical Engineering from the University of Minnesota.”

Roberts also noted, “Carlisle is also very fortunate to have Chris Koch join the Company as President, Carlisle Asia Pacific. Koch most recently served as Vice President and General Manager, Asia Pacific for Graco Inc. While at Graco, he held various positions including Vice President, Lubrication Equipment Division. Prior to joining Graco, Koch served as President of TEC, Inc., a subsidiary of H.B. Fuller. He holds a B.A. in Economics from Macalester College and a M.B.A. from the University of Minnesota.”

“Both Fred and Chris are excellent additions to the Carlisle management team,” said Roberts. “I was fortunate to have worked with Fred and Chris at Graco. I know firsthand the talent and experience they bring to their new roles. I am confident that with the addition of Chris and Fred to our already strong management team, we will drive the Company towards achievement of our long-term goals.”

Roberts concluded his comments by noting “These organizational changes represent how we will manage the Carlisle businesses going forward.  Our current financial reporting segments will be reviewed and future changes in our segmentation may be necessary to reflect the Company’s management structure.”

Below is an overview of the new operations management structure:

Carlisle Construction Materials Group, John Altmeyer, Group President

Carlisle Transportation Products Group, Fred Sutter, Group President

Carlisle Tire & Wheel

Trail King

Carlisle Applied Technologies Group, Mike Popielec, Group President

Carlisle FoodService Products

Tensolite

Carlisle Specialty Products Group, Kevin Forster, Group President

Motion Control

Carlisle Industrial Brake & Friction

Carlisle Power Transmission

Johnson Truck Bodies

Carlisle Asia Pacific, Chris Koch, Regional President

Construction Materials:  Growth in Insulation and TPO (thermoplastic polyolefin) roofing systems volumes contributed to net sales of $339.0 million in the fourth quarter 2007.  The 22% increase over 2006 net sales of $278.6 million also included $39.4 million of net sales from the Insulfoam acquisition.  Net sales for the full year of 2007 were up 23% from 2006 on higher insulation and TPO sales.  The acquisition of Insulfoam contributed $125.4 million in the current year.  Earnings before interest and income taxes (“EBIT”) of $43.3 million in the fourth quarter of 2007 were 15% higher than in the same period 2006.  EBIT for the year ended 2007 was $240.6 million, compared to $175.9 million in 2006, and included a $48.5 million gain on the sale of Icopal.  Earnings margins for the three and twelve months ended December 31, 2007 were impacted by increased competition.

Industrial Components:  Net sales of $167.7 million for the three months ended December 31, 2007 increased 4% compared with net sales of $161.6 million in 2006, primarily reflecting increased sales in the commercial lawn and garden market, offsetting lower sales in the high-speed trailer market.  Sales for the year ended December 31, 2007 were $799.9 million, a 5% increase compared to the prior year reflecting improvements in the consumer and commercial power equipment and replacement markets, which more than offset lower sales of power transmission belts, high-speed trailer tires and styled wheels.  EBIT of $8.7 million in the fourth quarter of 2007 was slightly below EBIT of $8.8 million for the same period of 2006 partially resulting from increased raw material costs.  For the full year of 2007, EBIT was $58.9 million as compared with $59.9 million for 2006.  The 2% decrease is due primarily to lower sales and earnings for the power transmission belts business.

Specialty Products: The Company’s braking business recorded net sales of $40.3 million in the fourth quarter of 2007 as compared to net sales of $40.1 million for the same period in 2006.  Net sales for the year ended December 31, 2007 were $181.4 million, a 4% increase over net sales of $174.5 million for the full year 2006.  For 2007, sales in the off-highway business improved 8% over the prior year on increased demand in the mining and heavy construction markets.  On-highway brake sales were down year-over-year, impacted by the 2006 pre-buy of heavy-duty trucks associated with certain regulatory emission changes.  Fourth quarter 2007 EBIT of $0.6 million compared favorably with the loss of $0.8 million in the fourth quarter 2006, reflecting improved performance in the off-highway business.  Full year 2007 EBIT of $5.1 million was lower than EBIT of $9.7 million in 2006.  Results for the year ended December 31, 2007 reflected pre-tax charges of $4.6 million related to asset impairment and restructuring costs, net of a $1.2 million gain on the sale of a closed facility. Also included in the 2007 full year results was a $4.7 million charge related to the facility and management transition of an acquired operation in Wales, U.K.

Transportation Products: Fourth quarter 2007 net sales of $48.4 million increased 7% over net sales of $45.4 million in the same period of 2006.  Net sales for the full year ended December 31, 2007 were $189.8 million, a 4% increase as compared to $183.0 million for 2006.  Fourth quarter 2007 EBIT of $7.2 million increased 8% as compared with 2006 EBIT of $6.7 million.  For the full year, EBIT was $28.3 million in 2007, down 8% from 2006.  Increased labor and overhead costs associated with recent capacity expansion at the Company’s new Fargo, North Dakota and expanded Brookville, Pennsylvania facilities and increased raw material costs contributed to the earnings decline.

General Industry: Net sales of $80.1 million in the fourth quarter of 2007 declined 3% from 2006 fourth quarter net sales of $83.0 million as increased sales in the foodservice and high-performance wire and cable businesses were more than offset by lower sales in the refrigerated truck bodies business.  EBIT in the fourth quarter of 2007 of $9.0 million increased 7% over $8.4 million for the same period of 2006.  The Company successfully managed the negative impact on earnings of the refrigerated truck bodies sales decline through cost containment.

For the year ended December 31, 2007, net sales were $339.9 million, a 4% increase over net sales of $326.2 million in 2006.  A 20% net sales improvement in the wire and cable business, reflecting increased demand in the aerospace market, and a 6% increase in the foodservice business more than offset the previously mentioned decline in the refrigerated truck bodies business.  The strong sales performance for the wire and cable and foodservice businesses contributed to EBIT of $38.2 million for the year ended 2007, a 27% improvement over the prior year.  Results for 2006 included a $2.5 million charge related to an arbitration proceeding concerning the termination of a supply agreement in the wire and cable business.

Corporate

Corporate pre-tax expense of $41.7 million for the year ended December 31, 2007 compared to pre-tax expense of $28.5 million for the same period in 2006.  The increase in expense included $6.6 million of costs associated with the change in executive management in the second quarter 2007, charges of $3.1 million associated with the sale of Icopal, and $1.1 million in expenses related to a terminated acquisition initiative.  Pre-tax expense in 2006 was reduced by $2.0 million as a result of the favorable resolution of certain legal matters.

Discontinued Operations

Income from discontinued operations for the three and twelve months ended December 31, 2006 included an after-tax gain of $34.6 million on the sale of the Carlisle Systems & Equipment businesses, which included Carlisle Process Systems and the Walker Group.

Net Income

Net income for the fourth quarter 2007 was $42.9 million, or $0.69 per diluted share, compared to $78.1 million, or $1.25 per diluted share, for the fourth quarter 2006.  Net income for the year ended December 31, 2007 was $215.6 million, or $3.44 per diluted share, which compared to $217.1 million, or $3.49 per diluted share, for the year ended December 31, 2006.  Included in the full year 2007 results was an after-tax gain of $29.9 million, or $0.48 per diluted share, on the sale of Icopal.  The gain on the sale of Icopal was partially offset by after-tax charges of $4.5 million associated with the change in management, $3.2 million for plant closure and asset impairment charges for the on-highway brake business, and $4.7 million for facility and management transition for the off-highway brake business.  Results for the three and twelve months ended December 31, 2006 included an after-tax gain of $34.6 million, or $0.56 per diluted share, on the sale of the Carlisle Systems & Equipment businesses.

Cash Flow

Cash flow provided by operations of $259.3 million for the year ended December 31, 2007 compared favorably with cash provided by operations of $19.9 million for the year ended December 31, 2006.  Cash used from working capital was $1.9 million in 2007, which compared to $87.8 million in 2006.  Operating cash flow for 2006 reflected a decrease of $137.9 million in the utilization of the Company’s securitization program.  In the third quarter of 2007, the Company effectively terminated its existing accounts receivable securitization facility and subsequently executed a new agreement whereby the receivables and related debt are included on the balance sheet.  Cash flows related to the securitization facility have been reported as a financing activity in 2007.  Cash used in investing activities was $134.1 million in 2007 compared to cash provided from investing activities of $11.1 million in 2006.  Cash used for acquisitions of $189.7 million in 2007 included the purchase of Insulfoam and the acquisitions of manufacturing operations in China for the tire and wheel and high-performance wire and cable businesses.  Cash from the sale of investments, property and equipment included $114.8 million from the sale of Icopal and $15.7 million received for notes and accrued interest owed to the Company by Icopal.   Proceeds from the sale of investments, property and equipment in 2006 include $99.5 million from the sale of the Carlisle Systems & Equipment businesses.  Capital expenditures of $82.5 million in 2007 compared with $95.5 million in 2006. Net cash flow used in financing activities of $182.4 million in 2007 included the retirement of $150.0 million in senior notes and the repurchase of 1.5 million shares of the Company’s stock for $60.0 million. Cash provided by financing activities of $74.5 million in 2006 included proceeds from the issuance of $150.0 million in senior notes.

Conference Call and Webcast

The Company will discuss fourth quarter 2007 results on a conference call for investors on Monday, February 11, 2008 at 9:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until February 25, 2008.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended December 31

(In millions, except per share data)

(Unaudited)

	Fourth Quarter			Twelve Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$675.5	$608.7	11%	$2,876.4	$2,559.4	12%

Income from continuing operations	$40.9	$38.0	8%	$213.0	$178.8	19%

Income from discontinued operations	2.0	40.1	NM	2.6	38.3	NM
Net income	$42.9	$78.1	-45%	$215.6	$217.1	-1%

Basic earnings per share
Continuing operations	$0.67	$0.62	8%	$3.46	$2.92	18%
Discontinued operations	0.03	0.65	NM	0.04	0.62	NM
Net income	$0.70	$1.27	-45%	$3.50	$3.54	-1%

Diluted earnings per share
Continuing operations	$0.66	$0.61	8%	$3.40	$2.87	19%
Discontinued operations	0.03	0.64	NM	0.04	0.62	NM
Net income	$0.69	$1.25	-45%	$3.44	$3.49	-1%

SEGMENT FINANCIAL DATA (Continuing Operations)
(In millions)

Fourth Quarter	2007			2006*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$339.0	$43.3	12.8%	$278.6	$37.6	13.5%
Industrial Components	167.7	8.7	5.2%	161.6	8.8	5.4%
Specialty Products	40.3	0.6	1.5%	40.1	(0.8)	-2.0%
Transportation Products	48.4	7.2	14.9%	45.4	6.7	14.8%
General Industry	80.1	9.0	11.2%	83.0	8.4	10.1%
Subtotal	675.5	68.8	10.2%	608.7	60.7	10.0%
Corporate	—	(9.1)		—	(4.8)
Total	$675.5	$59.7	8.8%	$608.7	$55.9	9.2%

Twelve Months	2007			2006*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$1,365.4	$240.6	17.6%	$1,111.2	$175.9	15.8%
Industrial Components	799.9	58.9	7.4%	764.5	59.9	7.8%
Specialty Products	181.4	5.1	2.8%	174.5	9.7	5.6%
Transportation Products	189.8	28.3	14.9%	183.0	30.9	16.9%
General Industry	339.9	38.2	11.2%	326.2	30.1	9.2%
Subtotal	2,876.4	371.1	12.9%	2,559.4	306.5	12.0%
Corporate	—	(41.7)		—	(28.5)
Total	$2,876.4	$329.4	11.5%	$2,559.4	$278.0	10.9%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations and the stock split.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended December 31

(In thousands except per share data)

(Unaudited)

	Fourth Quarter			Twelve Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$675,534	$608,701	11.0%	$2,876,383	$2,559,410	12.4%
Cost and expenses:
Cost of goods sold	542,786	492,286	10.3%	2,293,130	2,035,269	12.7%
Selling and administrative expenses	69,381	61,679	12.5%	286,056	241,640	18.4%
Research and development expenses	4,272	3,769	13.3%	17,392	15,087	15.3%
Other income, net	(615)	(4,926)	NM	(49,581)	(10,634)	NM

Earnings before interest & income taxes	59,710	55,893	6.8%	329,386	278,048	18.5%

Interest expense, net	1,334	5,386	-75.2%	10,044	20,313	-50.6%

Earnings before income taxes	58,376	50,507	15.6%	319,342	257,735	23.9%

Income taxes	17,427	12,482	39.6%	106,321	78,942	34.7%

Income from continuing operations	40,949	38,025	7.7%	213,021	178,793	19.1%
Percent of net sales	6.1%	6.2%		7.4%	7.0%

Income from discontinued operations	1,993	40,108	NM	2,616	38,282	NM

Net income	$42,942	$78,133	-45.0%	$215,637	$217,075	-0.7%

Basic earnings per share
Continuing operations	$0.67	$0.62	8.1%	$3.46	$2.92	18.5%
Discontinued operations	0.03	0.65	NM	0.04	0.62	NM
Basic earnings per share	$0.70	$1.27	-44.9%	$3.50	$3.54	-1.1%

Diluted earnings per share
Continuing operations	$0.66	$0.61	8.2%	$3.40	$2.87	18.5%
Discontinued operations	0.03	0.64	NM	0.04	0.62	NM
Diluted earnings per share	$0.69	$1.25	-44.8%	$3.44	$3.49	-1.4%

Average shares outstanding (000’s) - basic	61,319	61,429		61,692	61,240
Average shares outstanding (000’s) - diluted	62,041	62,258		62,630	62,236

Dividends	$8,934	$8,330		$34,743	$32,010
Dividends per share	$0.145	$0.135	7.4%	$0.560	$0.520	7.7%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, and the stock split.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006*
Assets
Current Assets
Cash and cash equivalents	$88,435	$144,029
Receivables	367,810	353,108
Inventories	492,274	450,004
Prepaid expenses and other	71,442	54,892
Current assets held for sale	3,231	5,477
Total current assets	1,023,192	1,007,510
Property, plant and equipment, net	537,637	458,480
Other assets	425,465	436,869
Non-current assets held for sale	2,500	4,227
Total Assets	$1,988,794	$1,907,086

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$58,571	$151,676
Accounts payable	142,896	142,405
Accrued expenses	186,392	175,849
Current liabilities associated with assets held for sale	328	912
Total current liabilities	388,187	470,842
Long-term debt	262,809	274,658
Other liabilities	218,903	194,264
Shareholders’ equity	1,118,895	967,322
Total Liabilities and Shareholders’ Equity	$1,988,794	$1,907,086

* 2006 figures have been revised to reflect the change in accounting for inventory, retained earnings adjustments from the adoption of FIN 48 and discontinued operations.

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Statement of Cash Flows
For the Twelve Months Ended December 31
(In thousands)
(Unaudited)

	2007	2006*
Operating activities
Net income	$215,637	$217,075
Reconciliation of net earnings to cash flows:
Depreciation and amortization	65,874	59,836
Non-cash compensation	13,603	6,844
Excess tax benefits from share based compensation	(5,420)	(3,710)
Earnings from equity investments	(2,474)	(6,022)
Loss on writedown of assets	7,831	5,610
Foreign exchange (gain) loss	(122)	362
Deferred taxes	18,796	5,083
Gain on investments, property and equipment, net	(52,209)	(37,302)
Receivables under securitization program	—	(137,900)
Working capital	(1,922)	(87,789)
Other	(292)	(2,209)
Net cash provided by operating activities	259,302	19,878
Investing activities
Capital expenditures	(82,510)	(95,479)
Acquisitions, net of cash	(189,686)	(1,875)
Proceeds from investments, property and equipment, net	138,019	108,906
Other	113	(433)
Net cash (used in) provided by investing activities	(134,064)	11,119
Financing activities
Net change in short-term debt and revolving credit lines	(120,636)	(55,762)
Proceeds from receivables securitization facility	15,000	—
Proceeds from long-term debt	—	148,875
Reductions of long-term debt	(11)	(6,889)
Dividends	(34,743)	(32,010)
Proceeds from hedging activities	—	5,643
Excess tax benefits from share based compensation	5,420	3,710
Treasury shares and stock options, net	12,507	12,098
Treasury share repurchases	(59,957)	—
Other	24	(1,215)
Net cash (used in) provided by financing activities	(182,396)	74,450
Effect of exchange rate changes on cash	1,564	(163)
Change in cash and cash equivalents	(55,594)	105,284
Cash and cash equivalents
Beginning of period	144,029	38,745
End of period	$88,435	$144,029

* 2006 figures have been revised to reflect the change in method of accounting for inventory.